EXHIBIT 24.1 — POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman Stout and Kurt R. Kneip, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Norman Stout Norman Stout	Director and Chief Executive Officer	March 16, 2006

/s/ Kurt R. Kneip Kurt R. Kneip	Sr. Vice President and Chief Financial Officer	March 16, 2006

/s/ Alexander L. Cappello Alexander L. Cappello	Chairman of the Board of Directors	March 16, 2006

/s/ J. Robert Anderson	Director	March 16, 2006
J. Robert Anderson

/s/ Gerald W. Chapman	Director	March 16, 2006
Gerald W. Chapman

/s/ Gary D. Edens	Director	March 16, 2006
Gary D. Edens

/s/ Steven E. Karol	Director	March 16, 2006
Steven E. Karol

/s/ Robert Rodin	Director	March 16, 2006
Robert Rodin

/s/ Agnieszka Winkler	Director	March 16, 2006
Agnieszka Winkler